Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International and Anixter International Announce Merger Agreement to
Create a Premier Electrical and Data Communications Distribution and Supply Chain Services Company

Transaction Valued at Approximately $4.5 Billion

Delivers Greater Scale with Enhanced Geographic Footprint and Supply Chain Services

Combined Platform Provides Significant Growth and Cross-Selling Opportunities

Expected to Generate Over $200 Million of Annual Run-Rate Cost Synergies by End of Year Three

Strong Combined Cash Flows, Enhanced Margins and EPS Accretion in First Full Year of Ownership

WESCO to Host Conference Call Today at 8:30 a.m. ET / 7:30 a.m. CT

PITTSBURGH and GLENVIEW, Ill.— January 13, 2020 – WESCO International, Inc. (NYSE: WCC) (“WESCO”), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, advanced supply chain management and logistics services, and Anixter International Inc. (NYSE: AXE) (“Anixter”), a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions, and Utility Power Solutions, today announced that their boards of directors have unanimously approved a definitive merger agreement under which WESCO will acquire Anixter in a transaction valued at approximately $4.5 billion. Anixter’s prior agreement to be acquired by Clayton, Dubilier & Rice, LLC (“CD&R”) has been terminated, following CD&R’s waiver of its matching rights under the agreement.

Under the terms of the agreement, each share of Anixter common stock will be converted into the right to receive $70.00 in cash (subject to increase as described below), 0.2397 shares of WESCO common stock and preferred stock consideration valued at $15.89, based on the value of its liquidation preference. Based on the closing price of WESCO’s common stock on January 10, 2020 and the liquidation preference of the WESCO preferred stock consideration, the total consideration represents approximately $100 per Anixter share, giving effect to the downside protection described below. Based on transaction structure and the number of shares of WESCO and Anixter common stock currently outstanding, it is anticipated that WESCO stockholders will own 84%, and Anixter stockholders 16%, of the combined company.

Mr. John J. Engel, WESCO’s Chairman, President, and Chief Executive Officer, commented, “The transformational combination of WESCO and Anixter will create a premier electrical and data communications distribution and supply chain services company. With increased scale and complementary capabilities, we will be ideally positioned to digitize our business, expand our extensive services portfolio and supply chain offerings, and deliver solutions to our customers whenever and wherever they need them around the globe. Given the enhanced strategic profile and competitiveness of the combined company, we are confident we will deliver improved growth and earnings, and exceptional cash flow generation. We look forward to welcoming Anixter’s talented associates to the WESCO team as we embark on this next chapter and create substantial value for our stockholders, customers, suppliers, and people.”

“Today’s announcement is the culmination of a comprehensive process that showed, from the start, what a strong business the team at Anixter has built,” said Sam Zell, Chairman of the Anixter board of directors. “The agreement with WESCO is a great result for our stockholders who will receive significant near-term value and stand to benefit from the combined company’s growth and prospects.”

“This is the result of a very thorough process to determine the value of our company,” said Bill Galvin, Anixter’s President and Chief Executive Officer. “It’s also a recognition of the enormous value created by our talented people, Anixter’s deep industry relationships, innovative technology solutions, and global reach. Looking ahead, the combination with WESCO will allow the combined company to build on our complementary capabilities and create new ways to serve customers and partners.”

Compelling Strategic and Financial Rationale

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Enhances Scale and Global Position. The combined company will have pro forma 2019E revenues of approximately $17 billion and will be a leading electrical and data communications distributor in North America. With an extensive global reach and increased international exposure, approximately 12% of revenues will be generated outside of North America. The increased scale will enable the combined company to accelerate digitization strategies and provide a platform for growth in attractive emerging markets.

•
Broadens and Diversifies Product and Services Portfolio. The combined company will have a comprehensive and balanced portfolio that unites WESCO’s capabilities in industrial, construction, and utility with Anixter’s expertise in data communications, security, and wire and cable. Bringing together the companies’ complementary products, services, technologies, and solutions is expected to create significant cross-selling opportunities, strengthening the combined company’s customer value proposition and supplier relationships.

•
Delivers Substantial Synergies. WESCO expects to realize annualized run-rate cost synergies of over $200 million by the end of year three through efficiencies in corporate and regional overhead, including duplicative public company costs, branch and distribution center optimization, and productivity in procurement, field operations, and supply chain. In addition, WESCO expects incremental sales growth opportunities to result by cross-selling the companies’ complementary product and services offerings to an expanded customer base and capitalizing on the enhanced capabilities across both networks.

•
Provides Immediate Earnings Accretion and Significant Free Cash Flow Generation. The combination is expected to be accretive to WESCO’s earnings in the first full year of ownership and, with the realization of synergies, substantially accretive thereafter. WESCO also expects the transaction to generate significant margin expansion and EPS growth. The combined company will have strong free cash flow generation, supporting continued investments in the business and enabling a return of capital to stockholders in the future.

•
Ability to Rapidly De-Lever. At closing, WESCO estimates that its pro forma leverage on a net debt to EBITDA basis will be approximately 4.5x. WESCO intends to utilize the strength of the combined company’s cash flows, including significant synergies, to reduce its leverage quickly and ultimately intends to be within its long-term target leverage range of 2.0x to 3.5x within 24 months post-close.

Consideration Terms and Financing

Under the terms of the agreement, each share of Anixter common stock will be converted into the right to receive $70.00 in cash, 0.2397 shares of WESCO common stock, and preferred stock consideration consisting of 0.6356 depositary shares, each whole share representing a fractional interest in a newly created series of WESCO perpetual preferred stock.

The common stock consideration is subject to downside protection, such that if the average market value of WESCO common stock prior to closing is between $47.10 per share and $58.88 per share, then the cash consideration paid at closing will be increased commensurately by up to $2.82 per share, such that the reduction in value of the WESCO common stock is offset by an increase in the cash consideration within that range. $2.82 per share will also be paid if the value of WESCO stock is below $47.10.

The preferred stock consideration consists of 0.6356 depositary shares, with each whole depositary share representing a 1/1,000th interest in a share of WESCO Series A cumulative perpetual preferred stock, with a liquidation preference of $25,000 per preferred share and a fixed dividend rate calculated based on a spread of 325 basis points over the prevailing unsecured notes to be issued to effect the transaction (the dividend rate of the Series A preferred stock is expected to be approximately 9.25%). The fixed dividend rate will be subject to reset and the Series A preferred stock will have a five year non-call feature. WESCO has agreed to list the depositary shares representing the newly created series of preferred stock on the New York Stock Exchange, and the security is expected to receive equity treatment from the rating agencies. The 0.6356 depositary share to be issued in the merger per share of Anixter common stock is valued at $15.89 based on the liquidation preference of the underlying interest in the Series A preferred stock represented thereby.

Under the terms of the merger agreement, WESCO may elect to substitute additional cash consideration to reduce the amount of the preferred stock consideration on a dollar-for-dollar basis based on the value of the liquidation preference of the preferred stock consideration.

WESCO has obtained fully committed debt financing from Barclays and intends to offer a combination of debt, equity, and equity-content securities between signing and closing to fund the required cash consideration of the transaction. At closing, WESCO estimates that its pro forma leverage on a net debt to EBITDA basis will be approximately 4.5x.

Approvals and Timing to Close

The transaction is subject to Anixter stockholder approval, receipt of regulatory approval in the United States, Canada, and certain other foreign jurisdictions, as well as other customary closing conditions. WESCO and Anixter currently anticipate completing the transaction during the second or third quarter of 2020.

Entities associated with Sam Zell, Chairman of the Anixter board, which own approximately 10.8% of the outstanding shares of Anixter common stock, have entered into a voting agreement with WESCO, pursuant to which they have agreed, among other things, to vote their shares of Anixter common stock in favor of the merger.

Advisors

Barclays is serving as financial advisor to WESCO, and Wachtell, Lipton, Rosen & Katz is serving as legal advisor.

Centerview Partners LLC is serving as lead financial advisor and Wells Fargo Securities, LLC is also serving as financial advisor to Anixter. Sidley Austin LLP is serving as legal advisor.

Conference Call and Webcast Information

WESCO will host a conference call today, at 8:30 a.m. ET (7:30 a.m. CT) to discuss the transaction. The conference call can be accessed by dialing 1 (877) 443-5356 (U.S.), 1 (855) 669-9657 (Canada), or (412) 902-6614 (International) and asking for the “WESCO” conference call. A live webcast, along with the related presentation, will be available on the investor relations section of WESCO’s website at http://wesco.investorroom.com/.

A replay of the call will be available until January 20, 2020 by dialing 1 (877) 344-7529 (U.S.), 1 (855) 669-9658 (Canada), or 1 (412) 317-0088 (International) and giving the passcode 10138448.

About WESCO

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturer (OEM) products, construction materials, and advanced supply chain management and logistic services. 2018 annual sales were approximately $8.2 billion. The company employs approximately 9,300 people, maintains relationships with approximately 30,000 suppliers, and serves approximately 70,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates 11 fully automated distribution centers and approximately 500 branches in North America and international locations, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

About Anixter

Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions. The company helps build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, Anixter offers full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through Anixter’s unmatched global distribution network along with its supply chain and technical expertise, the company helps lower the cost, risk and complexity of its customers’ supply chains.

Anixter adds value to the distribution process by providing approximately 130,000 customers access to 1) innovative supply chain solutions, 2) nearly 600,000 products and over $1.0 billion in inventory, 3) 316 warehouses/branch locations with over 9.0 million square feet of space and 4) locations in over 300 cities in approximately 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Additional information about Anixter is available at www.anixter.com.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the potential transaction, WESCO International, Inc. (“WESCO”) expects to file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”) containing a preliminary prospectus of WESCO that also constitutes a preliminary proxy statement of Anixter International Inc. (“Anixter”). After the registration statement is declared effective Anixter will mail a definitive proxy statement/prospectus to stockholders of Anixter. This communication is not a substitute for the proxy statement/prospectus or registration statement or for any other document that WESCO or Anixter may file with the SEC and send to Anixter’s stockholders in connection with the potential transaction. INVESTORS AND SECURITY HOLDERS OF WESCO AND ANIXTER ARE URGED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement, proxy statement/prospectus and other documents filed with the SEC by WESCO or Anixter through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by WESCO will be available free of charge on WESCO’s website at http://wesco.investorroom.com/sec-filings and copies of the documents filed with the SEC by Anixter will be available free of charge on Anixter’s website at http://investors.anixter.com/financials/sec-filings.

Participants in the Solicitation

WESCO and Anixter and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies from Anixter shareholders with respect to the potential transaction under the rules of the SEC. Information about the directors and executive officers of WESCO is set forth in its Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 27, 2019, and its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 15, 2019. Information about the directors and executive officers of Anixter is set forth in its Annual Report on Form 10-K for the year ended December 28, 2018, which was filed with the SEC on February 21, 2019, and its proxy statement for its 2019 annual meeting of stockholders, which was filed with the SEC on April 18, 2019. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the potential transaction will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Note Regarding Forward-Looking Statements

All statements made herein that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, and management plans relating to the proposed transaction, and statements that address each company’s expected future business and financial performance and other statements identified by words such as “anticipate”, “plan”, “believe”, “estimate”, “intend”, “expect”, “project”, “will” and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of WESCO and Anixter (as the case may be), as well as assumptions made by, and information currently available to, such management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of each company’s and each company’s management’s control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.

Those risks, uncertainties and assumptions include the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could reduce anticipated benefits or cause the parties to abandon the proposed transaction, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the possibility that stockholders of Anixter may not adopt the merger agreement, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of WESCO’s common stock or Anixter’s common stock, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of WESCO or Anixter to retain customers and retain and hire key personnel and maintain relationships with their suppliers, customers and other business relationships and on their operating results and businesses generally, the risk the pending proposed transaction could distract management of both entities and they will incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the proposed transaction or it may take longer than expected to achieve those synergies or benefits and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond WESCO’s control. Additional factors that could cause results to differ materially from those described above can be found in WESCO’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K all of which are available on WESCO’s website at http://wesco.investorroom.com/sec-filings and on the SEC’s website at http://www.sec.gov, and in Anixter’s most recent Annual Report on Form 10-K, as it may be updated from time to time by quarterly reports on Form 10-Q and current reports on Form 8-K all of which are available on Anixter’s website at http://investors.anixter.com/financials/sec-filings and on the SEC’s website at http://www.sec.gov.

Forward-looking statements speak only as of the date of this communication. Neither WESCO nor Anixter undertake any intent or obligation to publicly update or revise any of the estimates and other forward-looking statements made in this announcement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

WESCO:
For further information: Will Ruthrauff, Director, Investor Relations and Corporate Communications, (412) 454-4220

Joele Frank, Wilkinson Brimmer Katcher: Ed Trissel / Adam Pollack, (212) 355-4449

Innisfree M&A Incorporated, Scott Winter / Jonathan Salzberger, (212) 750-5833

Anixter:
Ted Dosch
Executive Vice President and CFO
(224) 521-4281
ted.dosch@anixter.com

Kevin Burns
Senior Vice President - Investor Relations & Treasurer
(224) 521-8258
kevin.burns@anixter.com